Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$82,754
Class B	$4,253
Class C	$4,871
Class F	$11,108
Total	$102,986
Class 529-A	$3,171
Class 529-B	$390
Class 529-C	$1,283
Class 529-E	$174
Class 529-F	$608
Class R-1	$112
Class R-2	$2,308
Class R-3	$2,586
Class R-4	$1,165
Class R-5	$1,806
Total	$116,589

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3080
Class B	$0.2574
Class C	$0.2542
Class F	$0.3057
Class 529-A	$0.3038
Class 529-B	$0.2488
Class 529-C	$0.2490
Class 529-E	$0.3173
Class 529-F	$0.2836
Class R-1	$0.2505
Class R-2	$0.2543
Class R-3	$0.2826
Class R-4	$0.3050
Class R-5	$0.3256

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	283,876
Class B	16,728
Class C	19,749
Class F	38,996
Total	359,349
Class 529-A	10,954
Class 529-B	1,588
Class 529-C	5,137
Class 529-E	638
Class 529-F	2,005
Class R-1	481
Class R-2	9,596
Class R-3	9,565
Class R-4	4,275
Class R-5	5,876
Total	50,115

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.49
Class B	$13.49
Class C	$13.49
Class F	$13.49
Class 529-A	$13.49
Class 529-B	$13.49
Class 529-C	$13.49
Class 529-E	$13.49
Class 529-F	$13.49
Class R-1	$13.49
Class R-2	$13.49
Class R-3	$13.49
Class R-4	$13.49
Class R-5	$13.49